EXHIBIT 99.2

HELEN OF TROY, LTD.

Moderator: Robert Spear
July 10, 2006
10:00 a.m. CT

Operator: Good morning and welcome, ladies and gentlemen, to the Helen of Troy first quarter earnings conference call for fiscal 2007. At this time, I’d like to inform you that all participants are in a listen-only mode. At the request of the company, we will open the conference up for questions and answers after the presentation.

Our speakers for this morning’s conference call are Gerald Rubin, Chairman, Chief Executive Officer and President, Christopher Carameros, Executive Vice President, Thomas Benson, Senior Vice President and Chief Financial Officer, and Robert Spear, Senior Vice President and Chief Information Officer.

I would now like to turn the conference over to Mr. Robert Spear. Please go ahead, sir.

Robert Spear: Good morning, everyone and welcome to Helen of Troy’s first quarter earnings conference call for fiscal 2007. The agenda for this morning’s conference call is as follows. We’ll have a brief forward-looking statement review followed by Mr. Rubin who will discuss our first-quarter earnings release and related results of operations for Helen of Troy, followed by a financial review of our income statement and balance sheet for the quarter by Tom Benson, our Chief Financial Officer. And finally, we’ll open it up for questions and answers after the financial review.

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First the Safe Harbor statement. This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance. A number of risks or uncertainties could cause actual results to differ materially from historical or anticipated results. Generally the words anticipate, believe, expect, and other similar words identify forward-looking statements.

The company cautions listeners not to place undue reliance on forward-looking statements. Forward-looking statements are subject to risks that could cause such statements to differ materially from actual results. Factors that could cause actual results to differ from those anticipated are described in the company’s Form 10-Q filed with the Securities & Exchange Commission for the first quarter fiscal year 2007 ended May 31, 2006.

Before I turn the conference call over to our Chairman, Mr. Rubin, I would like to inform all interested parties that a copy of today’s earnings release has been posted to our Web site at www.hotus.com. The release can be accessed by selecting the investor relations tab on the home page and the news tab.

I will now turn the conference over to Mr. Gerald Rubin, Chairman, CEO and President of Helen of Troy.

Gerald Rubin: Good morning, everyone. Helen of Troy today reported sales and net earnings for the quarter ended May 31, 2006.

First quarter sales increased 2.4 percent to 130,441,000 versus sales of 127,392,000 in the same period of the prior year. First quarter net earnings were 6,679,000, or 21 cents per diluted share, compared with 10,547,000, or 33 cents per diluted share, for the same period a year earlier, a decline in fully diluted earnings per share of 36 percent. Gross margins for the quarter were up - were 44 percent compared to 46 percent for the year - for the first quarter.

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Increases in the cost of goods sold and reduced selling prices combined with increase in selling, general and administrative expenses during the quarter were the primary reasons for the net earnings decline. The SG&A expense increases included increased personnel cost, higher depreciation, higher outbound freight costs and higher facility-related costs associated with the transition of Oxo order fulfillment process to our new distribution center in South Haven, Mississippi.

We are pleased with the overall increase in sales for the quarter, and particularly we are encouraged with our sales increases in the personal care segment for the first time in over a year. Operationally, our focus this quarter has been the transition of our houseware segment to our global enterprise resource planning system which includes the transfer of our housewares inventory from (Amone), Illinois, distribution center operated by a third party to our new South Haven, Mississippi, distribution facility. Oxo’s move to the new facility and related distribution systems began in December 2005 and is now substantially completed. The shipments of Oxo products from our new facility has returned to pre-transition levels.

Our current operating objectives are to improve efficiencies through continued training and process improvement and to reduce future expenses related to those functions. We are currently beginning to see reductions in staffing levels at the distribution center which we expect will continue during the current quarter as well as additional company-wide expense reductions in future quarters. We remain optimistic about our results for the current fiscal year and reiterate our expectation of sales in the range of 600 to 620 million and earnings of $1.70 to $1.80 per fully diluted share.

Sales for the remaining quarters of this fiscal year are expected to show year-over-year increases. Early in the - early indications of the retail sell-through of our higher-end personal care products in the mass distribution channel have also be encouraging. We are also introducing new an innovative professional appliance products in late August. We have seen selective increases in our cost of goes for the past several quarters, and with caution that continuing increases in our product cost or declines in consumer spending could negatively impact our full-year projections.

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As of May 31, 2006, Helen of Troy’s balance sheet remains strong with a - with cash of $26 million compared to $7 million in the first quarter of the prior year, an increase of $19 million, and stockholder equity at 482 million, an increase of 48 million of - in stockholders equity from the comparable period last year. Our accounts receivable at quarter end was 114 million, our inventory level was 164 million, down 10 million or six percent from last year.

I now would like to turn this conference call over to Tom Benson, our CFO, who will go over the financials with you.

Tom Benson: Thank you, Gerry and good morning, everyone.

First quarter net sales grew 2.4 percent year over year. Our personal care segment had a 4.8-percent growth in sales and the houseware had a 6.5-percent reduction in sales. Net sales for the first quarter were 130.4 million compared to 127.4 million in the prior-year quarter. This represents an increase of $3 million, or 2.4 percent.

Our first-quarter operating income decreased by 28.6 percent year over year. Operating income in the first quarter of fiscal 2007 was 10.9 million compared to 15.3 million in the prior-year quarter. This is a decrease of 4.4 million, or 28.6 percent decrease. The decrease in operating income is due a reduction in gross profit resulting from cost increases in certain products, selling price pressures, product mix changes, and increases in SG&A that I will discuss in a few minutes.

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First quarter net earnings decreased 3.9 million. Net earnings for the first quarter were 6.7 million, which is 5.1 percent of net sales, compared to 10.5 million or 8.3 percent of net sales in the prior-year quarter. This represents a decrease of 3.9 million and it’s a 3.2-percentage point decrease based on net sales. First-quarter diluted earnings per share was 21 cents in quarter one fiscal 2007 compared to 33 cents in quarter one fiscal 2006. This is a decrease of 12 cents.

Now I’ll provide a more detailed view of various components of our financial performance.

Our personal care segment includes the following product lines. Appliances. Products in this group include hair driers, curling irons, thermal brushes, hair straighteners, massagers, spa products, foot baths and electronic clippers and trimmers. Key brands and appliances include Revlon, Vidal Sassoon, Sunbeam, Health-o-Meter, Dr. Scholl’s, Hot Tools and Wigo. Net sales for the first fiscal quarter increased 3.3 percent over the same quarter in the prior year.

Grooming, skin care and hair products are included in the personal care segment and consists of the following brands. Brute, SeaBreeze, Skin Milk, Vitalis, (Ammons), Condition 3 in 1, Final Net, and Vitapointe. Net sales for the first fiscal quarter increased 5.9 percent over the same quarter in the prior year.

Brushes, combs and accessories are also included in the personal care segment. Key brands in this - in the product category include Revlon, Vidal Sassoon and Karina. Net sales through the first fiscal quarter increased 16 percent over the same quarter of the prior year.

The personal care segment net sales were 105.3 million for quarter one fiscal 2007 compared to 100.5 million in the prior-year fiscal quarter. This represents an increase of $4.8 million, or 4.8 percent. We are very pleased with our sales increase of 4.8 percent in the person care segment. This is the first quarterly sales increase in the last six quarters. And sales increases are due to new product offerings with higher average unit prices, some expansion of offerings with current customers, new domestic customers and continued growth in our Latin American territory.

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Houseware segment consists of the Oxo business. Oxo is a leader in providing innovative consumer product tools in a variety of areas including kitchen, cleaning, barbecue, bar ware, garden, automotive, hardware, storage and organization. Brands that we sell include Oxo Good Grips, Oxo Steel, and Oxo Softworks.

The houseware segment’s net sales were 25.1 million in quarter one fiscal 2007 compared to 26.9 million in the prior-year fiscal quarter. This represents a decrease of 1.8 million, or 6.5 percent. The sales decrease of 6.5 percent was primarily due to the transition of the houseware segment to our global enterprise resource planning system and the transition to the new distribution center in South Haven, Mississippi. When we started processing and shipping orders we experienced start-up issues that caused shipment delays. These delays caused a backlog in orders, order cancellations, and in certain cases required price concessions and the granting of other allowances and accommodations for late shipments. Shipment volumes decreased primarily in March 2006. Operating performance improved as the quarter progressed and in June 2006 our backlog had generally returned to normal levels. Management estimates the negative impact of these issues on the segment’s net sales for the quarter ending May 31, 2006, to be between 4.5 to five million.

Gross profit for the first quarter was 57.9 million, which is 44.4 percent of sales, compared to 58.7 million, which is 46.1 percent of sales in the prior year. This is a decrease of 800,000. This is a - also a 1.3-percent decrease in dollar terms and 1.7-percentage point decrease in percentage terms. The decrease in gross profit percent of 1.7 percentage points is primarily due to cost increases in certain products, selling price pressures and products mix changes.

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For the first quarter, selling, general and administrative expenses increased in total and as a percentage of sales. SG&A expenses for the quarter were 47 million, which is 36.1 percent of sales, compared to 43.4 million or 34.1 percent in the prior-year quarter. This represents a dollar increase of 3.6 million and two-percentage-point increase. The 3.6-million increase in SG&A cost is due to - due to the following.

Warehouse cost increase 1.9 million, out-bound freight increase 400,000, personnel cost and benefits one million, change in exchange rates and cash flow hedges were a benefit of one million, and other items were an additional cost of 1.3 million. The above items add up to 3.6 million. Warehouse costs have increased due to higher facility and personnel costs as we transition our warehouse operations into our new 1.2 million square foot distribution center in South Haven, Mississippi, and the start-up of processing and shipment of orders for the houseware segment.

As the year progresses, we are forecasting a reduction of personnel and start-up costs associated with our warehouse operations. We have extended the lease on our formally owned 619,000 square foot warehouse in South Haven and plan to be out of the facility by the end of our fiscal year February 2007. Out-bound freight costs have increased mostly due to fuel cost increases. Personnel costs and benefits have increased as we have hired additional personnel in our sales and marketing areas to focus on new products and sales growth and support personnel for the houseware segment operations.

In the prior-year quarter, we had a 700,000 cost associated with foreign exchange rate changes and the changes in our cash flow hedges. This year’s quarter we had a 300,000 gain. We have benefited from the changes in the British pound and euro and had a cost related to the Mexican peso relative to the U.S. dollar in this year’s quarter.

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Operating income decreased to 8.4 percent of net sales, 10.9 million for quarter one fiscal 2007, compared to 12 percent of net sales, or 15.3 million, for quarter one fiscal 2006. Operating income decreased as a result of higher selling, general and administrative expenses and a reduction in gross profit as discussed above.

Interest expense increased in the quarter. Interest expense was $4.5 million, or 3.5 percent of net sales, compared to $3.3 million, or 2.6 percent of net sales in the prior-year quarter. The increase is due to increased interest rates in our floating note debt and a 279,000 interest cost associated with the Hong Kong tax settlement.

Tax expense for the first quarter fiscal 2007 was $500,000, which is 7.2 percent of income before taxes, compared to 1.4 million, or 11.9 percent, of income before taxes in the prior-year quarter. The quarterly year-over-year 4.7-percentage-point decline in tax expense as a percentage of pre-tax income is due to more of our income in fiscal 2007 being taxed at lower tax rate jurisdictions and a 2.7-percentage-point impact of a reversal of 192,000 of tax provision previously established in connection with the Hong Kong tax settlement.

I will now discuss our financial position. Our cash balance was 26.1 million at May 31, 2006, and we had now borrowings on our 75-million revolving line of credit. Accounts receivable were 114.2 million at May 31, 2006, compared to 11.7 million at May 31, 2005. Sales for the first quarter of fiscal 2007 were three million higher than the first quarter fiscal 2006 and accounts receivable were 2.5 million higher. Accounts receiving turnover days were 75.1 at - 75.1 days at May 31, 2006, compared to 7.3 days at May 31, 2005.

Inventories at May 31, 2006, were 164 million and decreased 4.4 million from February 29, 2006, and 9.8 million from May 31, 2005. Normally inventory levels increase in the first quarter of the year as we build up for late summer and fall, new product introductions and holiday sales. We have had some of this normal build-up, but it was more than offset by inventory reductions in the categories that we are shipping out of our new South Haven warehouse. We have increased inventory levels in late 2005 to help buffer against disruptions from our warehouse transition. Shareholders equity increased 47.4 million to 481.5 million at May 31, 2006, compared to May 31, 2005.

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I will now turn it over to Gerry for some additional comments.

Gerald Rubin: Thank you, Tom. I’d like now to open up the conference call to callers. Operator, please.

Operator: Thank you very much, Mr. Rubin. The question and answer session will begin now. If you are using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, please press star one on your push-button phone. Should you wish to withdraw your question, please press the pound key. Your question will be taken in the order it’s received. Please stand by for your first question.

Our first question will come from Kathleen Reed with Standford Financial.

Kathleen Reed: Good morning. A couple questions. First on the Oxo. I think you stated that the negative impact just due to the transition was either - a range of 4.5 million to five in the quarter. And I - and I know you stated that there were some shipment delays and some order cancellations, price concessions, et cetera. How much of the orders, though, were pushed out probably till your second quarter? So the late shipments. Or is that any - considering you said June levels were back to normal.

Christopher Carameros: This is Chris speaking. If you take a look at the sales over the last quarter, March is where we really were down, in that - in that particular month. April was pretty much even for the prior year. And May we made up for it. But to answer your question specifically, (we) made up about $4 million worth of sales in the month of June that we should have probably related to the first quarter. That’s what Tom was talking about.

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OK?

Operator: And moving on to our next question, we’ll hear from Gary Giblen with Brean, Murray & Carret.

Gary Giblen: Yes, hi, good morning. In the last call you mentioned that, you know, there was some inventory reductions at retail that affected the personal care segment, and yet you had very healthy personal care results. So, you know, is that still happening or - in other words, are the inventory reductions going away or is it just that your results are stronger because of the new products.

Tom Benson: I think it’s both, Gary. We’ve made a conscientious effort to lower our inventory, and year over year we’re down about 10 million. And for us retail sales have been strong. So it’s been a combination of both. And we’ll continue to work on getting that inventory down even though we expect increased sales.

Gary Giblen: OK and I mean, from the retailer behavior standpoint, I mean, are they still, you know, is Wal*Mart and then others copying them or - you know, in the inventory reduction mode or is that cycling through or -

Tom Benson: Well, you know, it’s cycling through. You know, everybody wants to reduce inventory, and they would love to reduce inventory to the negative number if they could. I'm just kidding. It’s just - you know, they'd like to operate on as low inventory as they can, and I believe that’s already in effect. And so hopefully going forward that’s not going to affect us.

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Gary Giblen: OK. And then just on housewares. The, you know - a negative sales number. Is that because you had a big sell-in on some of the hand tools, you know, previously, or in other words what - you had stronger year-over-year revenue growth before. So is that it’s just the cycle of products or -

Christopher Carameros: Again, as we’ve said - as Tom said and I just got through repeating, sales of Oxo have been stronger at retail.

Gary Giblen: Right.

Christopher Carameros: They just didn't ship very well. So when we - we improved and we got caught up in June. You know ...

Gary Giblen: OK, completely -

Christopher Carameros: ... ((inaudible))

Gary Giblen: OK. So there’s no - I mean, yes, there’s no change at the - in the retail -

Christopher Carameros: Well, I'm sure that if we didn't ship very well during the first quarter some of the retail people didn't have anything in stock. But we pretty much have gotten everything caught back up and things look to be OK.

Tom Benson: Year-to-date sales in Oxo, if you start at the beginning of our fiscal quarter through current date, our shipments are up.

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Gary Giblen: Yes, yes. No, it’s - OK. And then just finally, on raw materials, you know, you mentioned in the - in your remarks that, you know, cost of goes may still be going up. But, I mean, has that abated or is that still a big issue.

Gerald Rubin: Well, it’s - in certain segments we do get increases. We’re trying to absorb that by either increased pricing or on the shipments that we make on new products. So we’re trying to offset those increases. And we hope in the next couple of months that things will stabilize and there won’t be any more increases. A lot of it depends on oil, on copper, on metal. And if those stabilize then our - then our prices will stabilize, of course.

Gary Giblen: OK, OK and just one final one. Sorry. I mean, given, you know, the retailers are trying to hold the line on inventory, does that make it harder to get placement for new products or is that the same as it always is?

Male: No. Actually we’ve very well on the - on the new placements that are showing up now and will show up in the future. That has not been a negative to us.

Gary Giblen: OK, great. Thank you so much.

Operator: Doug Lane, with Avondale Partners, has our next questions.

Doug Lane: Yes. Hi. I just wanted to talk about your full-year outlook. I know the first quarter’s your seasonally smallest quarter. But the EPS number came in lower than I think where most people were forecasting and I think you had qualitatively looked for it to be down a little bit. And obviously 21 versus 33 is more than a little bit. So I was wondering by maintaining guidance is it just because that’s a small quarter or are you starting to feel better about this year now that you're a quarter into it, going into the selling season.

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Christopher Carameros: Doug, this is Chris. I guess we’re just reaffirming what we said in the first quarter. We did say that we thought the first half was going to be a little bit slow, we did say we thought we were going to have some additional expenses in where we were going. And we’re reaffirming that what we thought in the first quarter, the second half should be better.

If you take a look at - Tom described some of the costs that we had in the Oxo initiative and moving some of that cost as he described to you, if we didn't have those costs we would have had three or four cents better on the cost side, and if we would have had the four or five million sales, three or four cents there.

But, again, we anticipated some of those problems and issues in the last - in our last call, and that’s why we basically cautioned for the first half and we feel better about the second half.

Doug Lane: OK.

Christopher Carameros: OK?

Doug Lane: No, that sounds good and just getting back on the cautious tone on the consumer environment. I guess that’s just based on what you're reading in the general press. Are you seeing anything specifically at the trade that gives you pause for concern?

And then can you talk about on the cost front. Because I believe you have contracts in China for finished goes. Is that where the cost pressure is or is it elsewhere in the P&L?

Christopher Carameros: You know, of course you have different costs that, you know, we talk about out-bound freight being a function of, you know, oil costs and those things. We talked about the increase there. But, you know, the biggest thing is going to be in the cost of goods sold. So we have to continue, as Jerry mentioned, to manage it with new skews and get price decreases where we can and ((inaudible)) price increases. And if the price of oil stabilizes in the $70 range and doesn't increase, we should, you know, have that pretty well absorbed. And we have to have price increases along with some other things to be able to take that into consideration.

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Tom Benson: Doug, this is Tom Benson. I mean, we have agreed upon prices for our POS over - from our suppliers, but we don't have long-term supply contracts with fixed prices.

Doug Lane: OK.

Tom Benson: It’s just that from the time that we issue a PO and to the delivery is a number of months. So that’s why changing price increases kind of take a period of time to lag and come through. But we do not have long-term contracts.

Doug Lane: But the pricing is coming from the facilities in China on the finished goes that you buy on the mainland. I mean, that’s -

Christopher Carameros: The pricing pressure’s been there. It’s been there the last ...

Doug Lane: Right.

Christopher Carameros: ... (two or three) years, Doug, as you well know. It’s just a matter of how you manage those increases. And you just can’t ignore them. But, again, we need to be able to have a mix of new goods with better margins versus the other goods, as Jerry mentioned in the last press release and last call. And we need to continue to focus on trying to control the costs we can because some of the costs we can’t.

Doug Lane: Yes. And just to circle back. If you could give us some color on the consumer spending comment, whether that’s just from what we all read in the press or is there some specific insights you have from your trade dealings that makes you a little bit more concerned than maybe you were three or six months ago.

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Gerald Rubin: Doug, this is Gerry. You know, there is a actually a misconception between the inventory that the retailers want and would like to have versus what their sales are. Every retailer of course would like to have, let’s say as an example - it’s not true for everyone - instead of, say, seven weeks they'd like to have five weeks. But that doesn't mean the shelves are empty.

They're all looking for increases in sales. They want increased sales, increased turnovers. So just because a retailer says I'm lowering my inventory by one or two weeks doesn't, again, mean that the shelves are empty. They still want increases. Everybody’s looking for increases. And our sales have been strong and, you know, it’s, you know, our shipments have been stronger this past quarter than the year before quarter. And if you take that along with retailers lowering inventory, then our POS sales that the consumers are buying has been strong.

Doug Lane: But do you think that this kind of lean inventory, de-stocking - I mean, we hear about Wal*Mart and the programs. But, I mean, you know, you deal with thousands of customers. Is there a general feeling out there that - of caution going into holiday selling season even more so than maybe last year or the year before?

Christopher Carameros: No. I think, Doug - I think people are cautious about it because there’s been a lot of uncertainty out there, but we don't see anything in our particular category. But to speak to having (less) weeks of inventory, that makes us be more efficient to be able to supply those goes to the - to the larger retailers. And one of the larger retailers was here just I guess a month ago and said we had the best in-stocks of any one of his suppliers. So we’re doing a good job in the other categories even though we didn't ship that well within the Oxo category for the quarter.

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Gerald Rubin: I can tell you, Doug, that all our major customers are projecting increases, you know, for the balance of the year.

Doug Lane: OK, good. OK. Thank you.

Operator: Our next question will come from Tanaka at Capital Management. Graham Tanaka, please go ahead.

Graham Tanaka: Yes, hi. Graham Tanaka. Thank you. I just wanted to clarify, the Oxo net impact was about four to five million. How much of it do you think was permanent, I mean, in the sense that it’s gone, or you could actually re-capture that.

Christopher Carameros: When you say the four or five million, we made it up in June. But if your question you're really asking is if you missed a turn at retail ...

Graham Tanaka: Yes.

Christopher Carameros: ... is there a slug of that that you lost. And I would say, yes, probably a couple million bucks worth of turn at retail, but…

Graham Tanaka: Well, when you say you made up for it, you re-stocked inventory.

Christopher Carameros: Yes, we re-stocked inventory and it’s back to its, you know, back based on where we’ve been shipping in the prior year to this year. As I’ve said before, in June we basically - we had been caught up to where we’d been in the prior years. Really, what really happened is we missed three or four million bucks worth of sales in March and had to catch up for it in April and May and much got pretty much caught up in June. So you chased that three or four million for two months.

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Graham Tanaka: Right. A quick question on new products. What are you sort of hoping for that new products would amount to as a percent of sales in this next fiscal year, this current fiscal year as opposed to last year.

Christopher Carameros: We really don't give that information, because, well, number one, it’s difficult to measure, and, number two, you're taking old skews and replacing them with new skews and you don't know what the sales are going to be until they get on the shelf. So really - (Jerry).

Gerald Rubin: Yes, our - the amount of the new items, new skews that we put out each year is basically at the same level as it was say the year before. I mean it hasn't decreased or basically increased. It’s ...

Christopher Carameros: And we’ve got a better -

Gerald Rubin: ((inaudible)) There’s always a continue - and there’s always a continuous flow all the time of new products that we’re putting out.

Graham Tanaka: Great. The other question is on the cost versus price issue. How much do you think your prices might be up on average, average selling prices? Again, I know you were having sort of a change in mix, but how much price increase do you think you're getting this year versus last year.

Tom Benson: This is Tom Benson. There will be a little more information on that in the Q. We discussed some prices and volume changes. But I think that’s a better place to look because we don't want to go into that type of detail on the call.

Graham Tanaka: Great. Thank you very much.

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Christopher Carameros: And the Q’s going to be filed today, so you'll have it today.

Graham Tanaka: OK, thanks.

Operator: Moving on, we’ll hear from John Harloe, with Barrow Hanley.

John Harloe: I just wanted to get an explanation for the accounts receivables, days outstanding. The prior trend was down and improving, and then this makes a V and comes up. It’s actually flat year over year. But actually I'm not sure it’s as good as you would have liked it to have been.

Christopher Carameros: John, this is Chris. It did show a trend up a bit, but we did do the calculation on the last 90 day sales and it actually shows a trend of - what does it show?

Tom Benson: Based on - the most recent sales were at about 80 days compared to 81 last year. The number that I put out is based on a 12-month trailing running rate versus based on most recent sales. And I - we did - our receivables are actually a little higher than we would like, because in the Oxo area we converted all the customers to our new system and we had heavier shipments towards the end of the quarter. So there is a slight build-up there that will work down over this quarter.

John Harloe: ((inaudible)) I think there’s an explanation. I’ve just seen -

Christopher Carameros: Yes, it’s the right direction, John. The thing that, as Tom is saying, is when you do a conversion you've got to work those receivables a little bit harder because you've got that happening. Remember, that happens in that February timeframe.

John Harloe: Yes.

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Christopher Carameros: And then, secondly, we do a little bit more business in Latin America and Europe which kind of weights that. And we look at each one of our business units and take a look at that. But in general we’re seeing at least a one-day improvement over the last 90 days, which is a good thing.

John Harloe: Thanks for the explanation.

Christopher Carameros: OK.

Operator: And we’ll move on to Kathleen Reed again.

Kathleen Reed: Oh, hi. I was cut off before. A couple of quick questions. Again, sorry to beat the Oxo issue to death, but the Oxo - it doesn't sound like you lost permanently any distribution due to some transition issues you just had during this quarter. Is that correct?

Christopher Carameros: This is Chris. We - every year you gain some and you lose some. We did not lose any meaningful customers during the transition, no.

Kathleen Reed: OK, great. The price - it sounds like you gained price - positive price in some of your businesses. It appears to be in personal care. But in your press release you state that gross margin was negatively impacted by some pricing issues. Can you just help understand what areas are getting a positive price and what areas are getting a negative price?

Christopher Carameros: Again, primarily you're getting positive price influences because of the new skews we’re introducing, primarily we mentioned last time the Stylex that we have on larger retailers are a higher-end skews.

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Also in professional, we’re introducing some new lines that’ll been higher-end pieces. But also the pieces that you have, have been there the more I guess common goes that you've had or commodity goods have had price pressures. And of course that’s the way things always evolve. And as you have a mix of products, i.e. trash cans within Oxo, if you sell more trash cans it’s a higher price point and as you sell tea kettle a higher price point per skew. So that tendency depends on what - that mix and what you sell goes in the particular quarter.

Kathleen Reed: I guess from prior conference calls, though, I was under the impression that personal care appliances - so not your brand new lines which I understand you're launching at a higher price point, but your base products were having some price pressure.

Christopher Carameros: That’s true.

Kathleen Reed: OK. And that - but you actually received a price increase on your Idelle Labs brand, your SeaBreeze and your Brute.

Christopher Carameros: Well, it depends on what you're speaking about. There’s always price pressures within all the different categories you have. Appliances and the commodity goods, you know, in particular always have a price pressure to go down.

Kathleen Reed: OK. Sorry. So when you say commodity goes, you don't mean raw materials, you actually mean some of your more -

Christopher Carameros: I mean, you know, the more opening price point products ...

Kathleen Reed: OK.

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Christopher Carameros: ... that you have with the particular retailer, those kind of items, versus the higher end, more feature - more features in the particular products.

Kathleen Reed: And that price pressure on your base, you know, open entry appliances, that’s still there.

Christopher Carameros: That’s always there.

Kathleen Reed: OK, always there.

Christopher Carameros: There this year, last year and the year before. That’s always there.

Kathleen Reed: OK. Also, just thinking about quickly to what Doug was talking about. It seems from your - on your prior call, which was held like the first quick of May, you did say, you know, I know you don't give quarterly guidance - but that your earnings should be down slightly this quarter. And then, you know, they came down over 30 percent.

So I just wondered if this quarter did come in, you know, how in terms of your internal expectations or did something happen more dramatic because it seems like March was your month where Oxo - you had the shortfall in Oxo. So at the beginning of May then you kind of already knew about that.

Christopher Carameros: Well, again, as we said (on the call) we believe our sales in the first quarter would be negatively impacted by the transition of Oxo to add to our new distribution center. Exactly what we told you in May happened. OK?

So, you know, the question is can you predict exactly in the middle of May what’s happening for the whole quarter, and the answer is no. But I think we came back quite nicely in April and May and in June to recover where we had been before.

EXHIBIT 99.2

Kathleen Reed: OK, great. And then on your personal - other personal care brands, I mean, double-digit growth, that’s great, in the grooming and combs business, and in your (Idelle Labs) business up mid single digits. Any significant new distribution wins there or any real big new product launches in those two categories that we should think would re-occur then for the remainder of your year?

Christopher Carameros: Well, within the BCA we’ve had some new category wins, actually, distribution wins with one of the larger drug chains. And everything else is pretty much to the similar customer base. But we’re adding some new BCA skews to a new customer and going to add some new appliance skews to that same customer during the second quarter.

Kathleen Reed: And at BCA, tell me - I'm sorry, I don't know the acronym.

Christopher Carameros: Brush, combs and accessories.

Kathleen Reed: Got it.

Christopher Carameros: And you'll see that in the - a nice increase in the Q today.

Kathleen Reed: Great. And was that business gained in this quarter? So it should repeat then, we should see a good benefit.

Tom Benson: Kathleen, this is Tom Benson.

Kathleen Reed: Yes.

Tom Benson: The initial shipments went out in the first quarter. So the -

EXHIBIT 99.2

Christopher Carameros: The answer is yes.

Tom Benson: You should, you know - when you have your first shipments you get a nice slug. But that’s not necessarily an indication that the future’s going to be the exact same percentage.

Kathleen Reed: OK. And then the last question. Tax rate a little bit lower than, you know, I think you had said before maybe 10 to 12 percent range and probably the lower end of that range. Is 10 percent still a good rate to use for your year? I know it’s hard to call.

Christopher Carameros: Yes.

Kathleen Reed: Or should we -

Christopher Carameros: ((inaudible)) continue at 10 percent.

Kathleen Reed: Ten percent.

Christopher Carameros: Yes. As noted by Tom, we did settle within the Hong Kong - it was disclosed in the K last time - we hope to settle the balance of that Hong Kong in this quarter. But you may have some re-classes, and you'll see in the Q between interest and taxes. One went up, one went down. (But we) adequately provided for.

Kathleen Reed: OK. And the last question is gross margin on your new products, the new professional line that I believe shipped in August, can you just give us the magnitude? Because I think we - at least I'm anticipating your gross margin to really get a good benefit barring any significant raw material increases or anything like that. In your second of your year, what the magnitude of the margin differential is, maybe even just on your base professional products versus your regular hair care appliances.

EXHIBIT 99.2

Christopher Carameros: Again, we don't disclose the margins. Obviously the higher-priced goods, which the professional ones are, have very good margins on them, and we expect to have an increase in the professional in the second half, would lend to the fact that we’re going to have an increase in the gross margin and other areas that we do, too. But we don't go into that kind of disclose on the forecast.

Kathleen Reed: OK. Thanks very much.

Christopher Carameros: OK.

Operator: And I’d like to remind our phone audience if anyone does have a question please press star one. If there are no further questions, I would now like to turn the conference back over to Gerald Rubin to conclude.

Gerald Rubin: Thank you, everyone, for listening in and participating in our first-quarter conference call, and we look forward to speaking to you on the second-quarter conference call. Thank you again.

Operator: Ladies and gentlemen, if you wish to access the replay for this call you may do so by dialing 888-203-1112 with the replay passcode of 6476403. This concludes our conference call for today. Thank you all for participating, and have a nice day. All parties may disconnect now.

END